WACHOVIA 8739 Research Drive

Charlotte, NC 28288

SECURITIES

Commercial Loan Servicing

Management's Assertion

As of and for the year ended December 31, 2002, Wachovia Bank National Association (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards V.4. and VI.I., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. As of and for this same period, the Bank had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $20 million, respectively.

John M. Church March 10, 2003

John M. Church Date

Managing Director/ Senior Vice President

Wachovia Bank National Association

Timothy S. Ryan March 10, 2003

Timothy S. Ryan Date

Director/Vice President

Wachovia Bank National Association

Wachovia Services is the trade name under which Wachovia Corporation conducts its investment banking, capital markets and institutional securities business

Through First Union Securities, Inc. ("FUSI"), member NYSE, NASD, SIPC and through other bank and non bank and broker dealer subsidiaries of Wachovia Corporation,

Including Wachovia Bank, N.A. and First Union National Bank.